Exhibit 99.1

News Release
One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: October 22, 2015, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Mark Rittenbaum, Investor Relations
Ph: (503) 684-7000

Greenbrier Appoints Victoria McManus EVP and Chief Strategic Officer

Lake Oswego, Oregon, October 22, 2015 — The Greenbrier Companies (NYSE: GBX) announced today that Victoria McManus has been named as Executive Vice President and Chief Strategic Officer, reporting to Chairman and CEO, William A. Furman.

In this newly created position, Ms. McManus will be responsible for developing and implementing strategic initiatives to diversify and grow the Company’s business and to enhance value from the Company’s integrated freight car manufacturing, aftermarkets, leasing and services business model. In addition to these responsibilities, Ms. McManus will oversee executive development efforts, public policy issues and corporate development activities. Effective upon her appointment as an executive officer of the Company, Ms. McManus resigned as a member of Greenbrier’s Board of Directors, a position she has held since 2009.

Ms. McManus’ credentials include over twenty years’ experience in the finance industry, with emphasis on the rail equipment sector. Ms. McManus was head of Babcock & Brown’s North American Rail Group, from its founding in 1999 until mid-2008. During this tenure, the Rail Group raised significant capital from the European and Asian markets for investment in rail assets placed under operating leases, and became a major participant in the rail equipment marketplace. Before joining Babcock & Brown, Ms. McManus was an executive with The CIT Group for ten years. Her last position at CIT was President of the Rail Division, where she changed the strategic direction of the business to a full service platform to provide both financial and equipment leasing services to the rail freight industry.

“We are delighted to have Victoria McManus join the senior management team at Greenbrier,” said Mr. Furman. “Victoria was instrumental in WL Ross & Co.’s investment in Greenbrier in 2009 and has added tremendous value as a director of Greenbrier since this time. I am sure Victoria will add considerable value as a senior member of our management team. She is a well-known leader in our industry, and has a keen understanding of the major drivers for our business. In her work on strategic planning for the Company’s future, Victoria will focus on business development, both externally through potential expansion of our core business competencies, and internally through organic growth, talent development and coaching. Victoria is a dynamic executive and a change agent. I am confident she will help us to continue to grow and diversify our business,” concluded Furman.

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Greenbrier Appoints Victoria McManus EVP and Chief Strategic Officer (Cont.)	Page 2

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 33 locations across North America, including 12 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 9,300 railcars, and performs management services for approximately 260,000 railcars.

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